MINISTRY PARTNERS

ACTION WITHOUT MEETING

July 11, 2007

The following resolution was adopted at an action without meeting:

RESOLUTION OF THE BOARD OF DIRECTORS

MINISTRY PARTNERS INVESTMENT CORPORATION

WHEREAS the Ministry Partners (the Company) has approved the purchase of residential property at 2648 Hampton Way, Clovis, CA for a price of $450,000,

NOW, THEREFORE, the Board of Directors hereby adopts the following resolution:

RESOLVED, that Scott Vandeventer is authorized to act on behalf of and for Ministry Partners Investment Corporation to execute all necessary documents in connection with the purchase the residential property located at 2648 Hampton Way, Clovis, CA, including incurring reasonable costs associated with real estate transactions of this type and negotiating any arrangements required to consummate the purchase, beyond the purchase price.

RESOLVED FURTHER, that this authorization shall remain in effect until such time as the Board of Directors amends or withdraws it by another resolution.

______________________________________________________________________________________________________________________________________________

The undersigned, the duly elected Secretary of Ministry partners Investment Corporation, certifies that this is a true and correct copy of the board resolution adopted on July 11, 2007.

/s/ Van C. Elliott                7/27/07

Van Elliott, Secretary        Date